SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 18, 2010

DENDREON CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-30681 (Commission File Number)	22-3203193 (I.R.S. Employer Identification Number)
3005 First Avenue
Seattle, Washington
98121
(Address of principal executive offices) (zip code)
(206) 256-4545
(Registrant’s telephone number, including area code)
None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     On May 18, 2010, Dendreon Corporation (the “Company”) entered into an amendment (the “Amendment”) to its outstanding Common Stock Purchase Warrant, dated April 8, 2008, to purchase up to 8,000,000 shares of the Company’s common stock (the “2008 Warrant”). Pursuant to the terms of the Amendment, the exercise price of the 2008 Warrant was amended from $20.00 to $8.92 per share, and the holder of the 2008 Warrant agreed to concurrently exercise for cash the entire 8,000,000 shares of common stock (the “Warrant Shares”), resulting in aggregate cash proceeds to the Company of $71.4 million. The holder of the 2008 Warrant delivered to the Company a notice of exercise for all 8,000,000 Warrant Shares in accordance with the terms of the 2008 Warrant concurrently with the execution of the Amendment. The Company intends on using the net proceeds from the issuance of the Warrant Shares for general corporate purposes. The 2008 Warrant was scheduled to expire on April 8, 2015. The Company entered into the Amendment to have the 2008 Warrant immediately exercised for cash, rather than through the netting of shares as permitted by the 2008 Warrant.
     The Amendment contains customary representations, warranties and covenants of the Company and the holder of the 2008 Warrant. The Amendment is filed as Exhibit 4.1 to this Current Report on Form 8-K and incorporated into this Item 1.01 by reference. The form of the original 2008 Warrant is included as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on April 3, 2008.
     The Company expects the closing of the issuance of the Warrant Shares to occur on or around May 19, 2010. The issuance of the Warrant Shares upon exercise of the 2008 Warrant, as amended by the Amendment, is being made by means of a prospectus dated October 12, 2007 and a prospectus supplement dated April 3, 2008 pursuant to the Company’s effective shelf registration statements on Form S-3 (Registration Nos. 333-127521, 333-141388 and 333-150062).
Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits
4.1	Amendment to Common Stock Purchase Warrant dated May 18, 2010

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DENDREON CORPORATION
By:	/s/ Richard F. Hamm, Jr.
Richard F. Hamm, Jr.
Senior Vice President, Corporate Development, General Counsel and Secretary

Date: May 19, 2010

EXHIBIT INDEX

Number	Description

4.1	Amendment to Common Stock Purchase Warrant dated May 18, 2010